Exhibit 16.1

July 16, 2010

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs:

NUTRASTAR INTERNATIONAL INC.

We have read the statements made by Nutrastar International Inc. which were provided to us and which we understand will be filed with Commission pursuant to Item 4.01 of Form 8-K, as part of the Company's Current Report on Form 8-K dated July 16, 2010, regarding the change in certifying accountant.

We agree with the statements concerning our firm in such Current Report on Form 8-K.

Very truly yours,

/s/ AGCA, Inc.